EXHIBIT 11
                           TSI Incorporated
                   Computation of Per Share Earnings*

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Three Months Ended June 30                            1995             1994
                                                ___________      ___________
Primary
Average shares outstanding                       5,216,354        5,111,034

Net effect of dilutive stock
options, based on the treasury
stock method using average
market price                                       153,107          164,831
                                                ___________      ___________
Total                                            5,369,461        5,275,865


Net Earnings                                       744,102          936,015


Primary per share amounts                             $.14             $.18


Fully Diluted

Average shares                                   5,216,354        5,111,034


Net effect of dilutive stock
options, based on the treasury
stock method using the period-
end market price, if higher than
the average market price                           153,107          164,381
                                                __________       ___________
Total                                            5,369,461        5,275,865


Net Earnings                                       744,102          936,015


Fully diluted per share amounts                       $.14             $.18

*Data on number of shares outstanding and earnings per share has been restated retroactively to reflect the three-for-two stock dividend declared on July 21, 1994.

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